Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS; INTRODUCES FULL YEAR 2022 OUTLOOK

Fourth Quarter Revenue Increased 4% Year-Over-Year; Full Year Revenue Increased 11% Year-over-Year

MINNEAPOLIS, MN, February 22, 2022 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today reported financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Summary:

●	Total revenue increased 4% year-over-year to $61.7 million, compared to $59.2 million in fourth quarter 2020.
●	Total revenue in fourth quarter 2021 included $4.3 million of revenue from the AffloVest respiratory therapy business, acquired on September 8, 2021.
●	Operating income of $3.8 million, compared to operating income of $7.0 million in fourth quarter 2020.
●	Non-GAAP operating income of $6.4 million, compared to non-GAAP operating income of $7.8 million in fourth quarter of 2020.
●	Net loss of $7.5 million, compared to net income of $12.1 million in fourth quarter 2020.
●	Non-GAAP net loss of $5.5 million, compared to non-GAAP net income of $11.8 million in fourth quarter of 2020.
●	Adjusted EBITDA of $9.5 million, compared to Adjusted EBITDA of $10.8 million in fourth quarter 2020.

Full Year 2021 Summary:

●	Total revenue increased 11% year-over-year to $208.1 million, compared to $187.1 million in 2020.
●	Total revenue in 2021 included $5.1 million of revenue from the AffloVest respiratory therapy business, acquired on September 8, 2021.
●	Operating loss of $1.8 million, compared to operating loss of $3.6 million in 2020.
●	Non-GAAP operating income of $5.3 million, compared to non-GAAP operating income of $2.8 million in 2020.
●	Net loss of $11.8 million, compared to net loss of $0.6 million in 2020.
●	Non-GAAP net loss of $6.5 million, compared to non-GAAP net income of $3.3 million in 2020.
●	Adjusted EBITDA of $17.7 million, compared to Adjusted EBITDA of $16.0 million in 2020.

Highlights Subsequent to Quarter End:

●	On January 5, 2022, the Company announced the appointment of Valerie L. Asbury and D. Brent Shafer to the Company’s Board of Directors.

●	On February 18, 2022, the Company announced that the qui tam lawsuit filed by a competitor has been dropped and subsequently dismissed by a federal judge in Texas. Tactile Medical will not pay any damages, penalties or other compensation.

“Our fourth quarter sales performance exceeded our guidance, driven by stronger-than-anticipated sales of our Flexitouch Plus systems,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “We were pleased to achieve these results given the continuation of two primary headwinds that emerged during the third quarter: the impact of COVID-19 variants and challenges related to salesforce staffing. Our team performed admirably during the fourth quarter in spite of these headwinds, providing support for our existing customers, expanding our base of prescribing accounts and integrating the AffloVest business.”

Mr. Reuvers continued, “While we entered January amid an Omicron surge and the task of filling key sales roles, we expect these issues to be more impactful in the first half of the year, giving way to more normalized conditions in the back half of the year. We plan to focus on salesforce productivity, deeper penetration within our newly expanded prescriber base and the commercialization of new products later in the year. A bolstered field team, new garments that improve the patient experience and a mobile app that engages patients should help us more efficiently bring therapeutic relief to the millions of still under-diagnosed and under-treated lymphedema patients. We’re equally excited to support our AffloVest channel partners to bring airway clearance therapy to the 500,000 patients suffering from bronchiectasis.”

Fourth Quarter 2021 Financial Results

Total revenue in the fourth quarter of 2021 increased $2.5 million, or 4%, to $61.7 million, compared to $59.2 million in the fourth quarter of 2020. The increase in total revenue was attributable to $4.3 million in sales of the recently acquired AffloVest product line, which more than offset a $1.6 million, or 3%, decrease in sales and rentals of the Flexitouch system, and a $0.2 million, or 2%, decrease in sales and rentals of the Entre system in the quarter ended December 31, 2021. Fourth quarter 2021 revenue was negatively impacted by the prolonged recovery from COVID-19, including the resurgence due to COVID-19 variants during the period, which resulted in restricted access to clinics and hospitals and disrupted the recovery in patient visits versus the pre-COVID environment. In addition, the challenging labor market, coupled with our vaccine policy, impacted our ability to recruit and retain quality candidates for our direct sales force.

Gross profit in the fourth quarter of 2021 increased $3.0 million, or 7%, to $44.8 million, compared to $41.9 million in the fourth quarter of 2020. Gross margin was 72.6% of revenue, compared to 70.6% of revenue in the fourth quarter of 2020. The increase in gross margin primarily resulted from the addition of the AffloVest product line and changes in the mix of sales and rentals by payer. Non-GAAP gross margin was 73.3% of revenue, compared to 70.7% of revenue in the fourth quarter of 2020.

Operating expenses in the fourth quarter of 2021 increased $6.2 million, or 18%, to $41.0 million, compared to $34.9 million in the fourth quarter of 2020. The increase in operating expenses was primarily driven by sales and marketing expense, which increased $5.0 million, or 26%, to $24.8 million, largely due to increases in personnel-related compensation expense and travel-related expenses. The increase in operating expenses was also driven by a $0.3 million increase in reimbursement, general and administrative expenses, a $0.4 million increase in intangible asset amortization and earn-out expense, and a $0.4 million increase in research and development expenses. The $0.4 million increase in non-cash intangible amortization and non-cash earn-out expense was primarily attributable to the increase in intangible assets associated with the AffloVest acquisition, partially offset by a $0.2 million decrease in the estimated fair value of our earn-out liability.

Operating income was $3.8 million in the fourth quarter of 2021, compared to $7.0 million in the fourth quarter of 2020. Non-GAAP operating income in the fourth quarter of 2021 was $6.4 million, compared to Non-GAAP operating income of $7.8 million in the fourth quarter of 2020.

Other expense was $0.4 million in the fourth quarter of 2021, compared to other income of $1.2 million in the fourth quarter of 2020. The change in other expense/income was due to $1.2 million recognized in the fourth quarter of 2020 under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Provider Relief Fund to provide relief for lost revenues from the COVID-19 public health emergency.

Income tax expense was $10.9 million in the fourth quarter of 2021, compared to an income tax benefit of $3.9 million in the fourth quarter of 2020. The current year tax expense was driven by the recording of a full valuation allowance against our deferred tax assets.

Net loss in the fourth quarter of 2021 was $7.5 million, or $0.38 per diluted share, compared to net income of $12.1 million, or $0.61 per diluted share, in the fourth quarter of 2020. Non-GAAP net loss in the fourth quarter of 2021 was $5.5 million, compared to Non-GAAP net income of $11.8 million in the fourth quarter of 2020.

Weighted average shares used to compute diluted net income/loss per share was 19.8 million in the fourth quarter of both 2021 and 2020.

Adjusted EBITDA was $9.5 million in the fourth quarter of 2021, compared to $10.8 million in the fourth quarter of 2020.

Full Year 2021 Financial Results:

Total revenue for the twelve months ended December 31, 2021, increased $20.9 million, or 11%, to $208.1 million, compared to $187.1 million for the twelve months ended December 31, 2020. The increase in revenue was driven by an increase of $12.3 million, or 8%, in sales and rentals of the Flexitouch system, $5.1 million in sales of the recently acquired AffloVest respiratory therapy business and an increase of $3.5 million, or 15% in sales and rentals of the Entre system for the twelve months ended December 31, 2021. Revenue for the twelve months ended December 31, 2021, benefited from the initial stages of recovery from the COVID-19 pandemic during the first half of 2021, as well as an expanded prescriber base. However, revenue in the second half of 2021 was negatively impacted by the prolonged recovery from COVID-19, including the resurgence due to variants, which resulted in restricted access to clinics and hospitals and disrupted the recovery in patient visits versus the pre-COVID environment. In addition, the challenging labor market coupled with our vaccine policy impacted our ability to recruit and retain quality candidates for our direct sales force.

Net loss for the twelve months ended December 31, 2021, was $11.8 million, or $0.60 per diluted share, compared to a net loss of $0.6 million, or $0.03 per diluted share, for the twelve months ended December 31, 2020. Non-GAAP net loss for the twelve months ended December 31, 2021, was $6.5 million, compared to Non-GAAP net income of $3.3 million for the twelve months ended December 31, 2020.

Weighted average shares used to compute diluted net loss per share were 19.8 million and 19.3 million for the twelve months ended December 31, 2021 and 2020, respectively.

Adjusted EBITDA was $17.7 million in the twelve months ended December 31, 2021, compared to $16.0 million in the twelve months ended December 31, 2020.

Balance Sheet Summary

As of December 31, 2021, the Company had $28.2 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement, compared to $47.9 million in cash and cash equivalents and no outstanding borrowings on its revolving credit facility as of December 31, 2020. The change in cash and debt was primarily due to the funding of the AffloVest acquisition which closed on September 8, 2021.

2022 Financial Outlook

The Company expects full year 2022 total revenue in the range of $235.0 million to $240.0 million, representing growth of approximately 13% to 15% year-over-year, compared to total revenue of $208.1 million in 2021.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 22, 2022, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13726731. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13726731. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; the Company’s ability to effectively integrate the acquisition of the AffloVest product line; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross margin, non-GAAP operating income, and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus litigation defense costs, plus acquisition costs, less CARES Act funding, plus or minus the change in fair value of earn-out, and plus executive transition costs. Non-GAAP gross margin in this release represents gross margin plus non-cash intangible amortization expense, inventory write-offs and inventory purchase price adjustments. Non-GAAP operating income in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, impairment of intangibles, acquisition costs and expenses, change in fair value of earn-out, litigation defense costs and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, impairment of intangibles, acquisition costs and expenses, CARES Act funding, change in fair value of earn-out, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Current assets
Cash and cash equivalents	$28,229	$47,855
Accounts receivable	49,478	43,849
Net investment in leases	12,482	10,708
Inventories	19,217	18,563
Prepaid expenses and other current assets	4,141	2,638
Total current assets	113,547	123,613
Non-current assets
Property and equipment, net	6,750	6,957
Right of use operating lease assets	23,984	20,132
Intangible assets, net	54,081	1,680
Goodwill	31,063	—
Accounts receivable, non-current	12,847	9,433
Deferred income taxes	—	10,198
Other non-current assets	1,998	2,074
Total non-current assets	130,723	50,474
Total assets	$244,270	$174,087
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,023	$4,197
Note payable	2,960	—
Earn-out, current	3,250	—
Accrued payroll and related taxes	12,139	11,588
Accrued expenses	5,262	4,423
Income taxes payable	16	2,658
Operating lease liabilities	2,506	2,006
Other current liabilities	3,305	1,842
Total current liabilities	34,461	26,714
Non-current liabilities
Revolving line of credit, non-current	24,857	—
Note payable, non-current	26,933	—
Earn-out, non-current	2,950	—
Accrued warranty reserve, non-current	3,108	3,235
Income taxes payable, non-current	348	—
Operating lease liabilities, non-current	23,354	19,388
Deferred income taxes	32	—
Total non-current liabilities	81,582	22,623
Total liabilities	116,043	49,337

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,877,786 shares issued and outstanding as of December 31, 2021; 19,492,718 shares issued and outstanding as of December 31, 2020	20	19
Additional paid-in capital	119,962	104,675
Retained earnings	8,245	20,056
Total stockholders’ equity	128,227	124,750
Total liabilities and stockholders’ equity	$244,270	$174,087

Tactile Systems Technology, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenue
Sales revenue	$53,699	$51,783	$177,914	$161,497
Rental revenue	8,029	7,460	30,143	25,633
Total revenue	61,728	59,243	208,057	187,130
Cost of revenue
Cost of sales revenue	13,797	14,441	50,222	45,309
Cost of rental revenue	3,121	2,949	9,622	9,011
Total cost of revenue	16,918	17,390	59,844	54,320
Gross profit
Gross profit - sales revenue	39,902	37,342	127,692	116,188
Gross profit - rental revenue	4,908	4,511	20,521	16,622
Gross profit	44,810	41,853	148,213	132,810
Operating expenses
Sales and marketing	24,826	19,778	86,775	79,634
Research and development	1,774	1,373	5,659	5,264
Reimbursement, general and administrative	14,000	13,661	56,802	51,343
Intangible asset amortization and earn-out	445	49	739	197
Total operating expenses	41,045	34,861	149,975	136,438
(Loss) income from operations	3,765	6,992	(1,762)	(3,628)
Other (expense) income	(377)	1,186	(531)	1,367
(Loss) income before income taxes	3,388	8,178	(2,293)	(2,261)
Income tax expense (benefit)	10,883	(3,935)	9,518	(1,641)
Net (loss) income	$(7,495)	$12,113	$(11,811)	$(620)
Net (loss) income per common share
Basic	$(0.38)	$0.62	$(0.60)	$(0.03)
Diluted	$(0.38)	$0.61	$(0.60)	$(0.03)
Weighted-average common shares used to compute net (loss) income per common share
Basic	19,790,838	19,415,640	19,719,485	19,346,929
Diluted	19,790,838	19,747,365	19,719,485	19,346,929

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In thousands)	2021	2020
Cash flows from operating activities
Net (loss) income	$(11,811)	$(620)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,681	2,794
Net amortization of premiums and discounts on securities available-for-sale	—	(91)
Deferred income taxes	10,230	(1,233)
Stock-based compensation expense	10,173	10,689
Gain on other investments and maturities of marketable securities	—	(11)
Impairment losses	—	4,025
Loss on disposal of property and equipment	20	—
Change in fair value of earn-out liability	(200)	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(5,629)	(10,405)
Net investment in leases	(1,774)	(2,561)
Inventories	972	318
Income taxes	(2,294)	1,972
Prepaid expenses and other assets	(1,489)	(528)
Right of use operating lease assets	614	559
Medicare accounts receivable, non-current	(3,414)	(5,249)
Accounts payable	826	337
Accrued payroll and related taxes	551	1,490
Accrued expenses and other liabilities	2,175	1,308
Net cash provided by operating activities	2,631	2,794
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	—	22,500
Payments related to acquisition	(79,829)	—
Purchases of property and equipment	(2,103)	(2,059)
Intangible assets costs	(252)	(232)
Other investments	—	(30)
Net (used in) provided by investing activities	(82,184)	20,179
Cash flows from financing activities
Proceeds from issuance of note payable	30,000	—
Proceeds from revolving line of credit	25,000	—
Payment of deferred debt issuance costs	(188)	—
Taxes paid for net share settlement of performance and restricted stock units	(1,173)	(1,854)
Proceeds from exercise of common stock options	3,976	1,068
Proceeds from the issuance of common stock from the employee stock purchase plan	2,312	2,898
Net cash provided by financing activities	59,927	2,112
Net (decrease) increase in cash and cash equivalents	(19,626)	25,085
Cash and cash equivalents – beginning of period	47,855	22,770
Cash and cash equivalents – end of period	$28,229	$47,855

Supplemental cash flow disclosure
Cash paid for interest	$130	$—
Cash paid for taxes	$1,593	$543
Capital expenditures incurred but not yet paid	$23	$17

The following table summarizes revenue by product for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2021	2020	2021	2020
Revenue
Flexitouch system	$49,684	$51,293	$176,228	$163,914
Entre system	7,761	7,949	26,685	23,216
AffloVest	4,283	—	5,144	—
Total	$61,728	$59,242	$208,057	$187,130

Percentage of total revenue
Flexitouch system	80%	87%	85%	88%
Entre system	13%	13%	13%	12%
AffloVest	7%	— %	2%	— %
Total	100%	100%	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2021	2020	2021	2020
Revenue	$61,728	$59,243	$208,057	$187,130

Gross profit, as reported	$44,810	$41,853	$148,213	$132,810
Gross margin, as reported	72.6%	70.6%	71.2%	71.0%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$308	$10	$412	$175
Inventory write-offs	—	—	588	428
Inventory purchase price adjustments	150	—	200	—
Non-GAAP gross profit	$45,268	$41,863	$149,413	$133,413
Non-GAAP gross margin	73.3%	70.7%	71.8%	71.3%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2021	2020	2021	2020
GAAP operating income (loss)	$3,765	$6,992	$(1,762)	$(3,628)
Reconciling items affecting operating income (loss):
Non-cash intangible amortization expense impacting gross profit	$308	$10	$412	$175
Inventory write-offs	—	—	588	428
Inventory purchase price adjustments	150	—	200	—
Non-cash intangible amortization expense impacting operating expenses	645	49	939	197
Impairment of intangibles	—	—	—	3,597
Acquisition costs & expenses	112	—	886	—
Change in fair value of earn-out	(200)	—	(200)	—
Litigation defense costs	1,318	599	3,669	1,030
Executive transition expenses	340	105	526	981
Non-GAAP operating income:	$6,438	$7,755	$5,258	$2,780

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2021	2020	2021	2020
GAAP net (loss) income	$(7,495)	$12,113	$(11,811)	$(620)
Reconciling items affecting net (loss) income:
Non-cash intangible amortization expense impacting gross profit	$308	$10	$412	$175
Inventory write-offs	—	—	588	428
Inventory purchase price adjustments	150	—	200	—
Non-cash intangible amortization expense impacting operating expenses	645	49	939	197
Impairment of intangibles	—	—	—	3,597
Acquisition costs & expenses	112	—	886	—
CARES Act funding	—	(1,176)	—	(1,176)
Change in fair value of earn-out	(200)	—	(200)	—
Litigation defense costs	1,318	599	3,669	1,030
Executive transition expenses	340	105	526	981
Income tax (expense) benefit on reconciling items*	(668)	103	(1,755)	(1,308)
Non-GAAP net (loss) income	$(5,490)	$11,803	$(6,546)	$3,304
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Net (loss) income	$(7,495)	$12,113	$(19,608)	(162)%	$(11,811)	$(620)	$(11,191)	N.M. %
Interest expense (income), net	378	(14)	392	N.M. %	499	(75)	574	N.M. %
Income tax expense (benefit)	10,883	(3,935)	14,818	N.M. %	9,518	(1,641)	11,159	N.M. %
Depreciation and amortization	1,531	692	839	121%	3,681	2,794	887	32%
Stock-based compensation	2,470	2,401	69	3%	10,173	10,689	(516)	(5)%
Impairment charges and inventory write-offs	—	—	—	—%	588	4,025	(3,437)	(85)%
Acquisition costs	262	—	262	—%	1,086	—	1,086	—%
CARES Act funding	—	(1,176)	1,176	(100)%	—	(1,176)	1,176	(100)%
Change in fair value of earn-out	(200)	—	(200)	—	(200)	—	(200)	—
Litigation defense costs	1,318	599	719	120%	3,669	1,030	2,639	N.M. %
Executive transition costs	340	105	235	N.M. %	526	981	(455)	(46)%
Adjusted EBITDA	$9,487	$10,785	$(1,298)	(12)%	$17,729	$16,007	$1,722	11%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com